INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements	Page
Independent Auditors' Report	2
Consolidated Balance Sheets as of October 14, 2021 (Date of Recapitalization) (unaudited) and December 31, 2020	3
Consolidated Statements of Operations for the period from January 1, 2021 through October 14, 2021 (Date of Recapitalization) (unaudited) and for the years ended December 31, 2020 and 2019	4
Consolidated Statements of Comprehensive Income (Loss) for the period from January 1, 2021 through October 14, 2021 (Date of Recapitalization) (unaudited) and for the years ended December 31, 2020 and 2019	5
Consolidated Statements of Partners' Capital for the period from January 1, 2021 through October 14, 2021 (Date of Recapitalization) (unaudited) and for the years ended December 31, 2020 and 2019	6
Consolidated Statements of Cash Flows for the period from January 1, 2021 through October 14, 2021 (Date of Recapitalization) (unaudited) and for the years ended December 31, 2020 and 2019	7
Notes to Consolidated Financial Statements (unaudited)	8

INDEPENDENT AUDITORS' REPORT

To the Partners of TexMark Timber Treasury, L.P. and its Subsidiaries:

We have audited the accompanying consolidated financial statements of TexMark Timber Treasury, L.P. and its Subsidiaries (the "Partnership"), which comprise the consolidated balance sheet as of December 31, 2020 and the related consolidated statements of operations, comprehensive loss, partners' capital, and cash flows for the years ended December 31, 2020 and 2019, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Partnership's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TexMark Timber Treasury, L.P. and its Subsidiaries as of December 31, 2020 and the results of their operations and their cash flows for the years ended December 31, 2020 and 2019, in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying balance sheet of TexMark Timber Treasury, L.P. and its Subsidiaries as of October 14, 2021, and the related consolidated statements of operations, comprehensive income (loss), partners' capital and cash flows for the period from January 1, 2021 to October 14, 2021 (date of recapitalization, as described in Note 1), were not audited, reviewed, or compiled by us, and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ Deloitte & Touche LLP

Atlanta, GA
February 26, 2021

2

TEXMARK TIMBER TREASURY, L.P.
CONSOLIDATED BALANCE SHEETS

		October 14, 2021 (Date of Recapitalization) (unaudited)		December 31, 2020
Assets:				
Cash and cash equivalents	**$**	**415,457,955**	$	35,320,980
Accounts receivable		**7,962,417**		8,064,431
Inventory		**298,492**		448,493
Prepaid expenses and other assets		**5,860,962**		4,360,533
Deferred financing costs, net of accumulated amortization		**350,734**		504,574
Timber assets, at cost:				
Timber and timberlands, net		**1,048,083,173**		1,482,912,865
Intangible contract asset, net of accumulated amortization		**14,605,511**		15,731,969
Total assets	**$**	**1,492,619,244**	$	1,547,343,845
Liabilities:				
Accounts payable and accrued expenses	**$**	**8,769,439**	$	4,253,825
Asset management fee payable		**322,581**		2,986,987
Other liabilities		**14,474,933**		21,262,524
Notes payable and line of credit, net of deferred financing costs		**624,134,387**		735,211,956
Total liabilities		**647,701,340**		763,715,292
Partners' Capital:				
Common partner's capital		**-**		-
Class A partners' capital		**129,333**		125,000
Preferred partners' capital		**844,788,571**		783,503,553
Total partners' capital		**844,917,904**		783,628,553
Total liabilities and partners' capital	**$**	**1,492,619,244**	$	1,547,343,845

See accompanying notes.

3

TEXMARK TIMBER TREASURY, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Period from January 1, 2021 through October 14, 2021 (Date of Recapitalization (unaudited)	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenues:			
Timber sales	**$ 74,468,953**	$ 113,449,729	$ 110,115,604
Timber sales - intangible contract amortization	**(1,126,458)**	6,171,675	13,773,529
Timberland sales	**21,147,903**	17,348,007	19,478,144
Other revenue	**9,600,289**	15,072,107	15,471,430
	104,090,687	152,041,518	158,838,707
Expenses:			
Contract logging & hauling cost	**49,856,686**	74,466,663	71,578,870
Depletion	**18,105,990**	32,878,540	33,118,536
Cost of timberland sales	**13,583,899**	13,411,750	11,511,564
Forestry management fees	**8,463,796**	11,907,010	11,806,215
General and administrative expenses	**1,701,969**	2,244,355	1,426,095
Asset management fee	**9,002,165**	11,401,419	10,811,168
Other operating expenses	**7,953,333**	13,646,187	12,010,931
	108,667,838	159,955,923	152,263,379
Other income (expense):			
Gain on large dispositions	**78,769,966**	-	12,000

Interest income	**6,915**	128,158	781,502
Interest expense	**(19,829,389)**	(29,726,622)	(28,838,080)
	58,947,492	(29,598,464)	(28,044,578)
Net income (loss)	**$ 54,370,341**	$ (37,512,869)	$ (21,469,250)

See accompanying notes.

4

TEXMARK TIMBER TREASURY, L.P.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Period from January 1, 2021 through October 14, 2021 (Date of Recapitalization) (unaudited)	Year Ended December 31, 2020	Year Ended December 31, 2019
Net income (loss)	**$ 54,370,341**	$ (37,512,869)	$ (21,469,250)
Other comprehensive income (loss):			
Market value adjustment to interest rate swaps	**6,926,510**	(3,935,138)	(9,903,755)
Comprehensive income (loss)	**$ 61,296,851**	$ (41,448,007)	$ (31,373,005)

See accompanying notes.

5

TEXMARK TIMBER TREASURY, L.P.
CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

	Common Partner	Class A Preferred Partners	Preferred Partners	Total Partners' Capital
Balance, December 31, 2018	$ 90,449,575	$ -	$ 762,353,345	$ 852,802,920
Contributions	-	125,000	-	125,000
Offering costs	(23,480)	-	-	(23,480)
Other comprehensive loss	(9,903,755)	-	-	(9,903,755)
Preferred return	(59,053,090)	14,875	59,038,215	-
Distributions	-	(14,875)	-	(14,875)
Net loss	(21,469,250)	-	-	(21,469,250)
Balance, December 31, 2019	**$ -**	**$ 125,000**	**$ 821,391,560**	**$ 821,516,560**
Contributions	5,000,000	-	-	5,000,000
Other comprehensive loss	-	-	(3,935,138)	(3,935,138)
Preferred return	-	15,000	(15,000)	-
Distributions	-	(15,000)	(1,425,000)	(1,440,000)
Net loss	(5,000,000)	-	(32,512,869)	(37,512,869)
Balance, December 31, 2020	**$ -**	**$ 125,000**	**$ 783,503,553**	**$ 783,628,553**
Other comprehensive income	-	**-**	**6,926,510**	**6,926,510**
Preferred return	-	**11,833**	**(11,833)**	**-**
Distributions	-	**(7,500)**	**-**	**(7,500)**
Net income	-	**-**	**54,370,341**	**54,370,341**
Balance, October 14, 2021 (Date of Recapitalization) (unaudited)	**$ -**	**$ 129,333**	**$ 844,788,571**	**$ 844,917,904**

See accompanying notes.

6

TEXMARK TIMBER TREASURY, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Cash Flows from Operating Activities:	Period from January 1, 2021 through October 14, 2021 (Date of Recapitalization) (unaudited)	Year Ended December 31, 2020	Year Ended December 31, 2019
Net income (loss)	$ **54,370,341**	$ (37,512,869)	$ (21,469,250)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:			
Depletion	**18,105,990**	32,878,540	33,118,536
Noncash interest expense	**3,076,271**	2,244,210	2,157,324
Timber sales - intangible contract amortization	**1,126,458**	(6,171,675)	(13,773,529)
Other amortization	**168,688**	191,610	95,072
Basis of timberland sold and other removals	**12,415,785**	12,621,263	10,597,207
Casualty loss	**4,910**	2,454,576	47,310
Gain on large dispositions	**(78,769,966)**	-	(12,000)
Customer contract payment, including capitalized transaction costs	-	(147,200,000)	-
Changes in assets and liabilities:			
Accounts receivable	**630,005**	(1,775,589)	(3,377,369)
Prepaid expenses and other assets	**(360,112)**	(40,259)	(158,054)
Inventory	-	-	609,225
Accounts payable and accrued expenses	**1,851,215**	(2,719,244)	(1,045,014)
Other liabilities	**2,359,122**	116,082	27,701
Net cash provided by (used in) operating activities	**14,978,707**	(144,913,355)	6,817,159

Cash Flows from Investing Activities:						
Capital expenditures (excluding timberland acquisitions)		**(3,678,873)**		(7,208,048)		(6,746,158)
Net proceeds from large dispositions		**482,694,640**		-		-
Proceeds from disposition of fixed assets		**150,001**		150,000		163,507
Net cash provided by (used in) investing activities		**479,165,768**		(7,058,048)		(6,582,651)
Cash Flows from Financing Activities:						
Repayment of note payable		**(114,000,000)**		-		-
Proceeds from note payable		-		145,000,000		-
Capital contributions – Common Partner		-		5,000,000		-
Capital contributions – Preferred Class A Partners		-		-		125,000
Distributions – Preferred Class A Partners		**(7,500)**		(15,000)		(14,875)
Distributions – Preferred Partners		-		(1,425,000)		-
Financing costs paid		-		(881,275)		-
Offering costs		-		-		(30,788)
Net cash provided by (used in) financing activities		**(114,007,500)**		147,678,725		79,337
Net change in cash and cash equivalents		**380,136,975**		(4,292,678)		313,845
Cash and cash equivalents, beginning of period		**35,320,980**		39,613,658		39,299,813
Cash and cash equivalents, end of period	**$**	**415,457,955**	$	35,320,980	$	39,613,658
Supplemental Disclosures of Non-Cash Investing and Financing Activities						
Fair value of intangible contract liability assumed upon timberland acquisition		-		-		-
Net liabilities assumed upon acquisition		-		-		-
Original issue discount for preferred partners		-		-		-

See accompanying notes.

7

TEXMARK TIMBER TREASURY, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM JANUARY 1, 2021 THROUGH OCTOBER 14, 2021 (DATE OF RECAPITALIZATION) (UNAUDITED) AND YEARS ENDED DECEMBER 31, 2020 AND 2019

1. Organization

TexMark Timber Treasury, L.P. ("Triple T"), a Delaware limited partnership, owns and operates timberlands located in East Texas. Triple T was formed in May 2018 ("Inception") and commenced operations on July 6, 2018. From Inception through October 14, 2021, Triple T GP, LLC, a Delaware limited liability company and wholly-owned indirect subsidiary of CatchMark Timber Trust, Inc. ("CatchMark"), served as Triple T's general partner (the "General Partner"). From Inception through October 14, 2021, Creek Pine Holdings, LLC, a Delaware limited liability and wholly-owned indirect subsidiary of CatchMark, held the sole common limited partnership interest of Triple T (the "Common Partner") and a consortium of institutional investors (the "Preferred Partners") held the preferred limited partnership interests of Triple T. On July 6, 2018, the Common Partner invested $200.0 million in Triple T, equal to 21.6% of the total partnership contributions, and the Preferred Partners invested $725.9 million in Triple T, equal to 78.4% of the total partnership contributions. Each of the Preferred Partners received an original issue discount ("OID") in the amount of 4.75% of their total partnership contribution, totaling $34.5 million.

On June 24, 2020, the Common Partner invested an additional $5.0 million of equity on the same terms and conditions as its existing investment in the Triple T in connection with amendments to Triple T's limited partnership agreement, asset management agreement and a sawtimber supply agreement with Georgia-Pacific WFS LLC ("GP"). Triple T was a significant equity method investee of the Common Partner, a wholly-owned indirect subsidiary of CatchMark, for the years ended December 31, 2020 and 2019, as determined under Rule 1-02(w) of Regulation S-X. As a result, the accompanying consolidated financial statements for the years ended December 31, 2020 and 2019 were prepared and audited for purposes of CatchMark's reporting requirements of its significant equity method investees under Rule 3-09 of Regulation S-X.

On October 14, 2021, Triple T entered into a recapitalization and redemption agreement (the "Recapitalization and Redemption Agreement") with the General Partner, the Common Partner and the Preferred Investors for the redemption of the general partner interest held by the General Partner and the common equity interests held by the Common Partner in exchange for a total of $35.0 million in cash (the "CatchMark Redemption"). The Recapitalization and Redemption Agreement also provided for Triple T's redemption of certain of the Preferred Investors and the recapitalization of the interests of certain of the other Preferred Investors in Triple T. The transaction closed concurrently with execution of the Recapitalization and Redemption Agreement on October 14, 2021. As a result, the accompanying consolidated financial statements are being presented as of and for the period ended October 14, 2021, the date of recapitalization, immediately prior to the CatchMark Redemption and, therefore, do not reflect the CatchMark Redemption. Triple T was determined not to be a significant equity method investee of CatchMark under Rule 1-02(w) of Regulation S-X for the period from January 1, 2021 through the CatchMark Redemption. As a result, the accompanying consolidated financial statements as of and for the period from January 1, 2021 through October 14, 2021, the date of CatchMark's disposal of its interest in Triple T, prepared for CatchMark's reporting requirements under Rule 3-09 of Regulation S-X are unaudited.

In connection with the transactions that occurred pursuant to the Recapitalization and Redemption Agreement, including the General Partner no longer serving as the general partner of Triple T, the amended and restated asset management agreement between Triple T and an indirect subsidiary of CatchMark terminated on October 14, 2021 and was replaced by a transition services agreement, effective September 1, 2021 through March 31, 2022, under which CatchMark will provide transition services to Triple T in exchange for a service fee of $5.0 million. See *Note 7 – Commitments and Contingencies* for more information.

Triple T owns its assets and conducts its operations through Creek Pine REIT, LLC ("CP REIT") and its subsidiaries. CP REIT is a Delaware limited liability company that has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Triple T owns all of the outstanding units of CP REIT, other than 125 Class A Preferred Units issued to individual investors in connection with CP REIT's qualification as a REIT. CP REIT, through Creek Pine Intermediate, LLC and Creek Pine, LLC, both wholly-owned Delaware limited liability companies, owns all of the outstanding limited partnership interests of Crown Pine Timber 1, L.P. ("CPT1"), a Delaware limited partnership. CPT1 in turn owns all of the outstanding limited liability company interests of Crown Pine Leasing, LLC ("CP Leasing") and all of the outstanding shares of common stock Crown Pine Realty 1, Inc. ("CP Realty 1"), a Delaware corporation. CP REIT treats CP Realty 1 as a taxable REIT subsidiary. Unless otherwise noted, references herein to Triple T shall include Triple T and all of its subsidiaries, including CP REIT, CPT1, CP Leasing and CP Realty 1.

8

9 Limited Partnership Agreement Prior to the CatchMark Redemption, the Triple T limited partnership agreement (the “LPA”) between the Common Partner and the Preferred Partners provided for a term of five years, which was extendable, subject to certain approvals, to seven and ten years. The LPA provided for seven board members, three from the Common Partner and four from the Preferred Partners. The Common board members had one and two-third votes for each board seat while each of the Preferred Partners’ board members had one vote for each board seat. Subject to certain performance achievement thresholds set forth under the LPA, the Common Partner board member votes could be reduced from one and two-thirds votes to one-third vote for each board seat. The LPA had liquidation rights and distribution priorities that were significantly different from the Common Partner and Preferred Partners’ stated ownership percentage based on total partnership contributions. From inception through June 24, 2020, the Preferred Partners were entitled to a minimum 10.25% cumulative return on their partnership contributions, plus a complete return of their partnership contributions before any distributions may be made to the Common Partner’s limited partnership interest. Effective June 24, 2020 through the CatchMark Redemption, the LPA as amended, increased the 10.25% cumulative return on the preferred investors’ interests in CP REIT by 0.5% per quarter, subject to a maximum increase of 2.0% and subject to decreases in other circumstances. If any cash remained for distribution after payment of each partner’s accrued return and return of their partnership contributions, there was participation by the Common Partner’s interest and the Preferred Partners in percentages equal to 30%/70%, respectively, until the Preferred Investors had received an internal rate of return of 12.5% and then 50%/50%. Asset Acquisition On July 6, 2018, Triple T completed an acquisition of 1.1 million acres of prime East Texas timberlands (the “Triple T Timberlands”) for approximately $1.39 billion (the “Acquisition Price”), exclusive of transaction costs. The Acquisition Price was funded with partnership contributions and a $600 million, seven-year term loan made pursuant to a credit agreement, dated July 6, 2018, between Triple T, its affiliates and the lenders. Class A Preferred Unit Offering On January 4, 2019, CP REIT issued 125 shares of Class A preferred membership units, with a par value of $1,000 per unit (“Class A Preferred Units”). The Class A Preferred Units earn a dividend of 12.00% per annum, payable semi-annually in arrears on June 30 and December 31 of each year. The Class A Preferred Units are senior to all other outstanding units of CP REIT, all of which are held by Triple T, with respect to distributions, redemptions and dissolution of CP REIT. The Class A Preferred Units do not have a board seat or voting rights. Risks and Uncertainties Triple T is subject to risks and uncertainties as a result of the COVID-19 pandemic. The extent of the future impact of the COVID- 19 pandemic on Triple T’s business and that of its customers and contractors is uncertain and difficult to predict. The rapid spread of the outbreak caused significant disruptions in the U.S. and global economies and capital markets during 2020 and, to a certain extent, 2021. COVID-19 has had a limited impact on Triple T’s physical operations to date and has not had a significant negative impact on Triple T’s financial results. It is possible the COVID-19 pandemic, particularly variant strains of the virus, could further impact Triple T’s operations and the operations of its customers and contractors. Such disruptions could have a material adverse effect on Triple T’s business due to declines in sawtimber and pulpwood harvest volumes resulting from a deterioration in the housing market and general economic conditions, respectively; a decline in production level at Triple T’s customers' mills due to instances of COVID-19 among their employees or decreased demand for their products; the inability to complete timberland sales due to the inability of potential buyers to complete title searches and other customary due diligence, including as a result of state and local government office closures; effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating Triple T’s financial reporting and internal controls. The severity of the impact of the COVID-19 pandemic on Triple T’s business will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic and the extent and severity of the impact on Triple T’s customers, all of which are uncertain and cannot be predicted. Triple T’s future results of operations and liquidity could be adversely impacted by uncertain customer demand and the impact of any initiatives or programs that Triple T may undertake to address financial and operational challenges faced by its customers. As of the date of issuance of these consolidated financial statements, the extent to which the COVID-19 pandemic may materially impact Triple T’s future financial condition, liquidity, or results of operations is uncertain. See Note 5 — Notes Payable and Line of Credit for additional information on Triple T’s outstanding indebtedness and debt covenants. 10 2. Summary of Significant Accounting Policies Basis of Presentation and Principles of Consolidation The consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) and shall include the accounts of any VIE in which Triple T or its subsidiaries is deemed the primary beneficiary. With respect to entities that are not VIEs, Triple T’s consolidated financial statements shall also include the accounts of any entity in which Triple T or its subsidiaries owns a controlling financial interest and any limited partnership in which Triple T or its subsidiaries owns a controlling general partnership interest. In determining whether a controlling interest exists, Triple T considers, among other factors, the ownership of voting interests, protective rights, and participatory rights of the investors. Triple T owns a controlling financial interest in CP REIT, CPT1, CP Realty 1 and CP Leasing, and, accordingly, includes the accounts of these entities in its consolidated financial statements. The financial statements of CP REIT, CPT1, CP Realty 1 and CP Leasing, are prepared using accounting policies consistent with those used by Triple T. All intercompany balances and transactions have been eliminated in consolidation. Use of Estimates The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Actual results could differ from those estimates. Fair Value Measurements Triple T estimates the fair value of its assets and liabilities where currently required under GAAP consistent with the provisions of the accounting standard for fair value measurements and disclosures. Under this guidance, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. While various techniques and assumptions can be used to estimate fair value depending on the nature of the asset or liability, the accounting standard for fair value measurements and disclosures provides the following fair value technique parameters and hierarchy, depending upon availability: Level 1 — Assets or liabilities for which the identical term is traded on an active exchange, such as publicly-traded instruments or futures contracts. Level 2 — Assets and liabilities valued based on observable market data for similar instruments. Level 3 — Assets or liabilities for which significant valuation assumptions are not readily observable in the market. Such assets or liabilities are valued based on the best available data, some of which may be internally developed. Significant assumptions may include risk premiums that a market participant would require. Cash and Cash Equivalents Triple T considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts. Accounts Receivable Accounts receivable mainly consists of timber sales receivable and patronage dividends receivable. Accounts receivable are recorded at the original amount earned, net of allowances for doubtful accounts, which approximates fair value. Accounts receivable are deemed past due based on their respective payment terms. Management assesses the realizability of accounts receivable on an ongoing basis and provides for allowances based on expected losses. Inventory Inventory is comprised of seed and seedling inventory at the Triple T tree orchard and nursery. Triple T currently grows seedlings needed for reforestation based on current and prior-year harvest levels. Any seedlings grown in excess of its internal reforestation needs are sold to outside third-party customers. In accordance with Accounting Standards Codification (“ASC”) 905 – Agriculture, all direct and indirect costs of growing crops 11 are accumulated into inventory until the time of harvest. Upon planting onto Triple T timberlands, amounts are reclassified at cost out of inventory and into timber assets. Upon a sale to third-party customers, amounts are reclassified at cost into cost of goods sold, which are recorded as Other operating expenses in the consolidated statements of operations. Prepaid Expenses and Other Assets Prepaid expenses and other assets are primarily comprised of prepaid insurance, prepaid rent, and fixed assets. Prepaid expenses are expensed over the applicable usage period or reclassified to other asset accounts upon being put into service in future periods. Balances without future economic benefit are written off as they are identified. Deferred Financing Costs Deferred financing costs are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized on a straight-line basis (which approximates the effective interest rate method) over the terms of the related financing arrangements. Deferred financing costs relating to term loans and delayed-draw term facility are presented as a direct deduction from the carrying amount of the related debt liability in the accompanying consolidated balance sheets and costs associated with revolving credit facilities are presented as an asset in the accompanying consolidated balance sheets. For further information regarding Triple T’s credit agreements, outstanding balance of debt and associated deferred financing costs, please refer to Note 5 – Notes Payable and Line of Credit. From January 1, 2021 through October 14, 2021, Triple T recognized amortization of deferred financing costs of approximately $1.8 million, which is included in interest expense in the accompanying consolidated statements of operations. For the years ended December 31, 2020 and 2019, Triple T recognized amortization of deferred financing costs of $2.2 million and $2.2 million, respectively, which is included in interest expense in the accompanying consolidated statements of operations. Timber Assets Timber and timberlands, including logging roads, are stated at cost less accumulated depletion for timber harvested and accumulated road amortization. Triple T capitalizes timber and timberland purchases. Reforestation costs, including all costs associated with stand establishment, such as site preparation, cost of seedlings, fertilization, and herbicide application, are capitalized and tracked as premerchantable timber assets by vintage year. Annually, capitalized reforestation costs for timber that has reached a merchantable age are reclassified into merchantable timber inventory and are depleted as harvested. Timber carrying costs, such as real estate taxes, insect control, wildlife control, leases of timberlands, and forestry management expenses, are expensed as incurred. Costs of major roads are capitalized and amortized over their estimated useful lives. Costs of roads built to access multiple logging sites over numerous years are capitalized and amortized over seven years. Costs of roads built to access a single logging site are expensed as incurred. Depletion Triple T recognizes depletion expense as timber is harvested using the straight-line method. Depletion rates are established at least annually for each product-type by dividing the merchantable timber inventory book value by the merchantable timber inventory volume, as measured in tons. Depletion expense is then determined by applying the applicable depletion rate to each ton of timber harvested during the period. Evaluating the Recoverability of Timber Assets Triple T continually monitors events and changes in circumstances that could indicate that the carrying amounts of its timber assets may not be recoverable. Examples of such circumstances include, but are not limited to, a significant decrease in market price of timber assets, a significant adverse change in the extent or manner in which timber assets are being used, or a significant adverse change in legal factors or in the business climate that could affect the value of the timber assets. When indicators of potential impairment are present, Triple T assesses the recoverability of its timber assets by determining whether their carrying value exceeds the sum of the undiscounted future operating cash flows expected from the use of these assets and their eventual dispositions (the "Recoverable Amount"). If the assets' carrying value exceeds the Recoverable Amount, impairment losses would be recognized as the difference between the assets' carrying values and the estimated fair values. Estimated fair values are calculated based on the following information in order of preference, dependent upon availability: (i) recently quoted market prices, (ii) market prices for comparable properties, or (iii) the sum of discounted cash flows, including estimated salvage value, using data from one harvest cycle. Triple T has determined that there has been no impairment of its timber assets as of October 14, 2021. 12 Allocation of Purchase Price of Acquired Assets Upon the acquisition of timberland properties, Triple T allocates the purchase price to tangible assets, consisting of timberland, timber, and buildings and equipment, and identified intangible assets and liabilities, which may include values associated with in- place leases or supply agreements, based in each case on management’s estimate of their fair values. Intangible Contract Assets and Liabilities In-place wood supply agreements with Triple T as the supplier of wood to third-party customers have value associated with the delivered product pricing rates that are above or below market rates. The value of such contracts is calculated by taking the difference between the fair value of the property with the in-place wood supply agreements and the fair market value of the property without the in-place wood supply agreements, and instead, using current market pricing data for cash flow assumptions. The value of the above-market or below-market in-place wood supply agreement is recorded as intangible contract asset or liability and is amortized to revenue over the remaining term of the respective supply agreement. See Note 4 – Intangible Contracts Asset and Liability for further information. Evaluating the Recoverability of Intangible Contract Assets and Liabilities The values of the intangible contract assets and liabilities are determined based on assumptions made at the time of acquisition and have defined useful lives, which correspond with the in-place wood supply agreements. There may be instances in which the intangible contract assets and liabilities becomes impaired, and Triple T is required to amortize the remaining intangible contract assets and liabilities immediately or over a shorter period of time. Contract modifications, including, but not limited to, contract amendments, contract terminations and contract extensions, may impact the value and useful life of in-place wood supply agreements. Such contract modifications will be evaluated for impairment if the original in-place wood supply agreement terms have been modified. In connection with an amendment to the sawtimber supply agreement with GP in June 2020, the intangible contract liability outstanding as of December 31, 2019 was settled and an intangible contract asset was recorded in June 2020. See Note 4 – Intangible Contracts Asset and Liability for further information. Fair Value of Debt Instruments Triple T applied the provisions of the accounting standard for fair value measurements and disclosures in estimations of fair value of its debt instruments based on Level 2 assumptions. The fair value of the outstanding notes payable was estimated based on discounted cash flow analysis using the current observable market borrowing rates for similar types of borrowing arrangements as of the measurement date. The discounted cash flow method of assessing fair value results in a general approximation of book value, and such value may never actually be realized. Partners’ Capital Prior to the recapitalization, as indicated in Note 1 – Organization, the Triple T LPA had liquidation rights and priorities that were significantly different from the Common Partner’s and Preferred Partners’ stated ownership percentage based on total partnership contributions. As such, Triple T used the hypothetical-liquidation-at-book-value method (“HLBV”) to allocate earnings between the Common Partner, Preferred Partners and Class A Preferred Units. The HLBV method is commonly applied to investments in real estate where cash distribution percentages vary at different points in time and are not directly linked to an investor's ownership percentage. For investments accounted for under the HLBV method, applying the percentage ownership interest to GAAP net income (loss) in order to determine earnings or losses would not accurately represent the income allocation and cash flow distributions that will ultimately be received by the investors. Triple T applied HLBV using a balance sheet approach. A calculation was prepared at each balance sheet date to determine the amount that the Common Partner, Preferred Partners and Class A Preferred Units would receive if Triple T were to liquidate all of its assets (as valued in accordance with GAAP) on that date and distribute the cash to the partners based on the contractually defined liquidation priorities. The difference between the calculated liquidation distribution amounts at the beginning and the end of the reporting period, after adjusting for capital contributions and distributions, was each partner’s share of income or loss from Triple T for the period. Interest Rate Swaps Triple T has entered into interest rate swaps to mitigate its exposure to changing interest rates on its variable rate debt instruments. Triple T does not enter into derivative or interest rate transactions for speculative purposes; however, certain of its derivatives may

13 not qualify for hedge accounting treatment. The fair values of interest rate swaps are recorded as either prepaid expenses and other assets or other liabilities in the accompanying consolidated balance sheets. Changes in the fair value of interest rate swaps that are designated as hedges are recorded as other comprehensive income (loss). Changes in the fair value of interest rate swaps that do not qualify for hedge accounting treatment are recorded as gain (loss) on interest rate swap in the consolidated statements of operations. Amounts received or paid under interest rate swaps are recorded as interest expense for contracts that qualify for hedge accounting treatment and as gain (loss) on interest rate swaps for contracts that do not qualify for hedge accounting treatment. Triple T applied the provisions of the accounting standard for fair value measurements and disclosures in recording its interest rate swaps at fair value. The fair value of the interest rate swaps, classified under Level 2, was determined using a third-party proprietary model that is based on prevailing market data for contracts with matching durations, current and anticipated LIBOR information, consideration of Triple T’s credit standing, credit risk of counterparties, and reasonable estimates about relevant future market conditions. Revenue Recognition Revenue is accounted for under ASC 606 – Revenue from Contracts with Customers. In accordance with ASC 606, revenue is recognized when the following criteria are met: (i) persuasive evidence of a contract with a customer exists, (ii) identifiable performance obligations under the contract exist, (iii) transaction price is determinable for each performance obligation, (iv) the transaction price is allocated to each performance obligation, and (v) when the performance obligations are satisfied. Triple T derives a majority of its revenues from timber sales, timberland sales, recreational leases and surface use revenues, where the original expected contract duration is one year or less. Triple T has elected the disclosure exemption available under ASC 606 considering it satisfies its performance obligations generally within one year of entering into contracts and collects payments within a month of satisfying its performance obligation. (a) Timber Sales Revenue Triple T generates its timber sales revenue from delivered wood sales, stumpage sales, and lump-sum sales with retained economic interests. Revenue for timber sales is recognized when the risk of loss passes to the customer. Only one performance obligation is associated with timber sales and it is satisfied when timber is delivered to or severed by the customer in an amount that reflects the consideration expected to be received. Contractual terms of each timber sale, including pricing and volume for the respective product, are negotiated and entered into by the field managers. In delivered wood sales, product pricing includes amount sufficient to cover costs of contracting third-party logging crews to harvest and haul timber to the customers. Revenue is recognized when timber is delivered to the customer and the sales volume/value is known when timber crosses the customers’ scale. Stumpage sales are typically executed using pay-as-cut contracts, where a purchaser acquires the right to harvest specified timber on a designated tract for a set period of time at agreed-upon unit prices. Revenue is recognized when timber is severed under pay-as-cut contracts. In a lump-sum sales contract with retained economic interests, Triple T receives advance payments for the standing timber specified in the contract and the customer is responsible for cutting and hauling the timber. Triple T satisfies its performance obligation when timber is severed, at which time revenue is recognized. Contract payments are generally due within a month from the date timber is harvested and/or delivered. The transaction price for timber sales is determined using contractual rates applied to harvest volumes. (b) Timberland Sales Revenue Performance obligations associated with timberland sales are met when all conditions of closing have been satisfied. Revenue for timberland sales is recognized at closing when title passes, payments are received or full collectability is probable, and control is passed to the buyer. Triple T generally receives the entire contract consideration in cash at closing. (c) Recreational Lease Revenue Recreational lease revenue is derived from the leasing of the right to use Triple T’s timberland. The agreed-upon transaction price of a lease is generally paid in full at the beginning of the lease term and recorded as deferred revenue. Performance obligations associated with a recreational lease are generally met over the period of the lease term. Revenue is recognized evenly over the lease term as Triple T has satisfied its performance obligation. Recreational lease revenue is recorded as Other revenues in the accompanying consolidated statements of operations. See Note 9 – Other Revenues for further information. (d) Surface Use Revenue 14 Surface use revenue is derived from the granting of the right to access Triple T’s timberlands through a surface use agreement. The agreed-upon transaction price of the surface use agreement is generally paid in full upon execution of a signed agreement and recorded as other revenue. Performance obligations associated with a surface use agreement are generally met once the customer has received access to the timberland. Surface use revenue is recorded as Other revenues in the accompanying consolidated statements of operations. See Note 9 – Other Revenues for further information. Large Dispositions Large dispositions are sales of blocks of timberland properties in one or several transactions with the objective to generate proceeds to fund capital allocation priorities, including, but not limited to redeployment into more desirable timberland investments, paying down outstanding debt, or redeeming partnership interests in Triple T. Large dispositions may or may not have a higher or better use than timber production or result in a price premium above the land's timber production value. Such dispositions are infrequent in nature, are not part of core operations, and would cause material variances in comparative results if not reported separately. Large dispositions are accounted for in accordance with ASC 610-20, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets, which require that dispositions of long-lived assets that are not a discontinued operation be accounted for on a net basis and included in income from continuing operations before income taxes in accordance with ASC 360, Property, Plant and Equipment. Proceeds from sales designated as large dispositions are classified as cash flows from investing activities in the accompanying consolidated statements of cash flows. Income Taxes Triple T itself is not subject to federal income taxes due to its formation as a limited partnership. Triple T owns a direct controlling financial interest in CP REIT and an indirect controlling interest in CPT1, CP Realty 1 and CP Leasing. As of October 14, 2021, immediately prior to the CatchMark Redemption, the ownership structure and resulting tax reporting was as follows: • Triple T passed through all items of income and loss to its partners and is not itself subject to income taxes. This included any distributions from CP REIT that were classified as dividends for federal income tax purposes. • CP REIT elected to be taxed as a REIT under the Internal Revenue Code with the filing of its 2018 tax return and has operated as such since its formation. To qualify to be taxed as a REIT, CP REIT must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its ordinary taxable income to its stockholders. As a REIT, CP REIT generally is not subject to federal income tax on taxable income it distributes to stockholders. If CP REIT fails to qualify as a REIT in any taxable year, it will then be subject to federal and state income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants CP REIT relief under certain statutory provisions. • CPT1 is 100% owned by CP REIT and is, therefore, a disregarded entity for federal income tax purposes. As a disregarded entity, 100% of CPT1’s income or loss will be reported by CP REIT. CPT1 owns 100% of CP Leasing, also a disregarded entity for federal income tax purposes. Unless otherwise noted, references herein to CP REIT shall include CP REIT and its direct and indirect wholly owned subsidiaries CPT1 and CP Leasing, respectively. • CP Realty 1 is directly held 100% by CPT 1 and is indirectly held 100% by CP REIT. CP REIT has elected to treat CP Realty 1 as a taxable REIT subsidiary (“TRS”). CP REIT may perform certain non-customary services, including real estate or non-real estate related services, through CP Realty 1. Earnings from services performed through CP Realty 1 are subject to federal and state income taxes irrespective of the dividends paid deduction available to REITs for federal income tax purposes. In addition, for CP REIT to continue to qualify to be taxed as a REIT, CP REIT’s investment in CP Realty 1 and any other TRSs may not exceed 20% of the value of the total assets of CP REIT. Deferred tax assets and liabilities represent temporary differences between the financial reporting basis and the tax basis of assets and liabilities based on the enacted rates expected to be in effect when the temporary differences reverse. Operating loss and tax credit carryforwards, if any, are also factored into the calculation of deferred tax assets and liabilities. Deferred tax expense or benefit is recognized in the financial statements according to the changes in deferred tax assets or liabilities between years. Valuation allowances are established to reduce deferred tax assets when it becomes more likely than not that such assets, or portions thereof, will not be realized. No provision for federal income taxes has been made in the accompanying consolidated financial statements, other than the provision relating to CP Realty 1, as Triple T and CP REIT did not generate taxable income for the periods presented. See Note 10 – Income Taxes for more information. CP REIT and CP Realty 1 are also subject to certain state and local taxes related to the operations of timberland properties in certain locations, which have been provided for in the accompanying consolidated financial statements. 15 Triple T, CP REIT, and CP Realty 1 have no tax exposure items as of October 14, 2021 and December 31, 2020 and 2019 where the entities’ tax position is not more likely than not to be sustained if challenged by the taxing authorities. Each entity recognizes interest expense related to unrecognized tax benefits or underpayment of income taxes in interest expense and recognizes penalties in operating expenses. There has been no interest expense or penalties incurred for the periods presented. Recent Accounting Pronouncements In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides entities with optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform if certain criteria are met. In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848), which refines the scope of Topic 848 and clarifies some of its guidance to reduce diversity in practice related to accounting for (1) modifications to the terms of affected derivatives and (2) existing hedging relationships in which the affected derivatives are designated as hedging instruments. These amendments are effective immediately and may be applied prospectively to contract modifications made and hedging relationships entered into on or before December 31, 2022. Triple T has elected the optional expedients, which will be applied to all eligible contracts and hedging relationships as reference rate replacement activities occur. 3. Timber Assets Timberland Sales During the period from January 1, 2021 through October 14, 2021 and the years ended December 31, 2020 and 2019, Triple T sold 9,800 acres, 9,000 acres and 7,800 acres of timberland, respectively, for $21.1 million, $17.3 million and $19.5 million, respectively. Triple T’s cost basis in the timberland sold was $12.4 million, $12.6 million and $10.6 million, respectively. Large Dispositions On September 1, 2021, Triple T sold 300,000 acres of its East Texas timberlands for $497 million, or approximately $1,656 per acre, to an entity that is a client of Hancock Natural Resource Group, Inc. (the “Hancock Disposition”). Triple T's cost basis of the property sold was $407.8 million and it recognized a gain of $78.8 million on the disposition. Triple T used $114.0 million of the proceeds from the Hancock Disposition to pay down its outstanding debt. See Note 5 – Notes Payable and Line of Credit for more information. Timberland Portfolio As of October 14, 2021 and December 31, 2020, Triple T owned interests in 0.8 million and 1.1 million acres, respectively, of timberlands in East Texas. As of October 14, 2021 and December 31, 2020, timber and timberlands consisted of the following, respectively: As of October 14, 2021 (unaudited) Gross Accumulated Depletion or Amortization Net Timber $ 476,464,043 $ 17,389,570 $ 459,074,473 Timberlands 588,587,829 — 588,587,829 Mainline roads 541,137 120,266 420,871 Timber and timberlands $ 1,065,593,009 $ 17,509,836 $ 1,048,083,173 As of December 31, 2020 Gross Accumulated Depletion or Amortization Net Timber $ 695,813,355 $ 32,878,540 $ 662,934,815 Timberlands 819,530,275 — 826,633,856 Mainline roads 531,576 83,801 303,760 Timber and timberlands $ 1,515,875,206 $ 33,144,794 $ 1,482,912,865 16 During the year ended December 31, 2020, Triple T recognized casualty losses related to hurricane damage of $2.5 million, which is included in other operating expenses in the accompanying consolidated statements of operations. No significant casualty losses were recognized during the period from January 1, 2021 through October 14, 2021. 4. Intangible Contract Asset and Liability At the time of acquisition, under ASC 805, Triple T recorded an intangible contract liability of $156.1 million in connection with the sawtimber supply agreement acquired as part of its purchase of the Triple T Timberlands. Through June 23, 2020, the intangible contract liability was amortized over the term of the sawtimber supply agreement and the amortization was recorded as Timber sales – intangible contract amortization in the accompanying consolidated statements of operations. In connection with an amendment to the sawtimber supply agreement (“Amended Sawtimber Supply Agreement”) on June 24, 2020, Triple T paid $145.0 million (“GP Amendment Fee”) to GP as consideration for amending its terms. Pursuant to ASC 606, Triple T applied the unamortized intangible contract liability of $128.6 million against the GP Amendment Fee and recorded an intangible contract asset for the difference of $16.4 million. The intangible contract asset is amortized over the term of the Amended Sawtimber Supply Agreement, or 11.5 years, and the amortization is recorded as Timber sales – intangible contract amortization in the accompanying consolidated statements of operations. See Note 7 – Commitments and Contingencies for more information regarding the Amended Sawtimber Supply Agreement. As of October 14, 2021 and December 31, 2020, Triple T had the following intangible contract asset and liability: As of October 14, 2021 December 31, 2020 Gross $ 16,447,059 $ 16,447,059 Accumulated Amortization (1,841,548) (715,090) Net $ 14,605,511 $ 15,731,969 Balance Sheet Classification Intangible Contract Asset Intangible Contract Asset For the period from January 1, 2021 through October 14, 2021 and the years ended December 31, 2020 and 2019, Triple T recognized $1.1 million, $6.2 million and $13.8 million, respectively, of amortization of the intangible contracts as Timber sales – intangible contract amortization in the accompanying consolidated statements of operations. As of October 14, 2021, Triple T had no intangible contract liabilities. The remaining net intangible contract asset as of October 14, 2021 will be amortized as follows: Intangible Contract Asset For the year ending December 31: 2021 (October 15th – December 31st) $ 303,721 2022 1,430,179 2023 1,430,179 2024 1,430,179 2025 1,430,179 Thereafter 8,581,074 Total $ 14,605,511 Remaining Amortization Period 11 years

17 5. Notes Payable and Line of Credit As of October 14, 2021 and December 31, 2020, Triple T had the following debt balances outstanding: Outstanding Balance as of Credit Facility Maturity Date Interest Rate (1) Interest Rate(2) October 14, 2021 December 31, 2020 Term Loan 7/6/2025 LIBOR + 2.60% 2.69% $ 508,187,919 $ 600,000,000 Term A-2 Loan 7/6/2025 LIBOR + 2.60% 2.69% 38,114,094 45,000,000 Delayed-Draw Term Loan 7/6/2025 LIBOR + 2.60% 2.69% 84,697,987 100,000,000 Total Debt Outstanding $ 631,000,000 $ 745,000,000 Less: Net Unamortized Deferred Financing Costs (6,865,613) (9,788,044) Total $ 624,134,387 $ 735,211,956 (1) The applicable LIBOR margin on the Term Loan, Term A-2 Loan and the Delayed Draw Term Loan ranges between 2.10% and 2.85%, depending on the loan-to-value (“LTV”) ratio. (2) Represents the interest rate as of October 14, 2021. The interest rate excludes the impact of the interest rate swaps, (see Note 6 – Interest Rate Swaps), amortization of deferred financing costs, unused commitment fees and estimated patronage dividends. Amended Credit Agreement Triple T is party to a credit agreement dated as of July 6 2018, as amended on July 24, 2020 (the “Amended Credit Agreement”), with CoBank, ACB (“CoBank”), MetLife Investment Management (“MetLife”), and certain other financial institutions. The Amended Credit Agreement consists of the following: • a $50.0 million five-year revolving credit facility (the “Revolving Credit Facility”) • a $45.0 million five-year term loan facility (the ‘Term A-2 Loan”); • a $100.0 million seven-year delayed-draw term loan facility (the “Delayed-Draw Term Loan”); and • a $600.0 million seven-year term loan facility (the “Term Loan”). As of October 14, 2021, $50.0 million remained available on the Revolving Credit Facility under the Amended Credit Agreement. Proceeds from the Term Loan were used to partially fund the acquisition of the Triple T Timberlands (see Note 1 – Organization for further information). On September 1, 2021, Triple T used $114.0 million of proceeds from the Hancock Disposition to pay down its outstanding debt. Borrowings under the Revolving Credit Facility may be used for general working capital, to support letters of credit, to fund cash earnest money deposits, to fund acquisitions in an amount not to exceed $5.0 million, and other general corporate purposes. The Revolving Credit Facility will bear interest at an adjustable rate equal to a base rate plus between 1.00% and 1.75% or a LIBOR rate plus between 2.00% and 2.75%, in each case depending on Triple T’s LTV ratio, and will terminate and all amounts outstanding under the facility will be due and payable on July 6, 2023. Proceeds from both the Delayed-Draw Term Loan and the Term A-2 Loan were used solely to finance the Amended Sawtimber Supply Agreement, including transaction costs (see Note 7 – Commitments and Contingencies for further information). Both the Delayed-Draw Term Loan and Term A-2 Loan, which are interest only until its maturity date, will bear interest at an adjustable rate equal to a base rate plus between 1.10% and 1.85% or a LIBOR rate plus between 2.10% and 2.85%, in each case depending on Triple T’s LTV ratio, and will terminate and all amounts outstanding under the facility will be due and payable on July 6, 2025. Triple T will pay the lenders an unused commitment fee on the unused portion of the Revolving Credit Facility, Delayed-Draw Term Loan and the Term A-2 Loan at an adjustable rate ranging from 0.15% to 0.35%, depending on the LTV ratio. Triple T’s obligations under the Amended Credit Agreement are collateralized by a first priority lien on the timberlands owned by Triple T’s subsidiaries and substantially all of Triple T’s subsidiaries’ other assets in which a security interest may lawfully be granted, including, without limitation, accounts, equipment, inventory, intellectual property, bank accounts and investment property. In addition, Triple T 's obligations under the Amended Credit Agreement are jointly and severally guaranteed by all of Triple T and its subsidiaries pursuant to the terms of the Amended Credit Agreement. Triple T has also agreed to guarantee certain losses caused by certain willful acts of Triple T or its subsidiaries. 18 Patronage Dividends Triple T is eligible to receive annual patronage dividends from its lenders (the "Patronage Banks") under a profit-sharing program made available to borrowers of the Farm Credit System. Triple T has received a patronage dividend on its eligible patronage loans annually since 2019. Triple T accrues patronage dividends it expects to receive based on an estimated percentage of its weighted- average debt balance. In March 2021, 2020 and 2019, Triple T received patronage dividends of $5.2 million $4.3 million and $2.0 million, respectively, on its patronage eligible borrowings. Of the total patronage dividends received in March 2021, 2020 and 2019, 75% was received in cash and 25% was received in equity of the Patronage Banks. Triple T expects to receive patronage dividends on its eligible patronage loans for 2021 during the first quarter of 2022. For the period from January 1, 2021 through October 14, 2021 and the years ended December 31, 2020 and 2019, Triple T recorded $3.9 million, $4.6 million and $3.7 million, respectively, of patronage dividends against interest expense in the consolidated statements of operations. As of October 14, 2021 and December 31, 2020, the following balances related to the patronage dividends were included on Triple T’s consolidated balance sheets: As of Patronage dividends classified as: October 14, 2021 December 31, 2021 Accounts receivable $ 3,838,992 $ 4,593,725 Prepaid expenses and other assets (1) 2,778,391 1,524,934 Total $ 6,617,383 $ 6,118,659 (1) Represents cumulative patronage refunds received as equity in the Patronage Banks. Debt Covenants The Amended Credit Agreement contains, among others, the following financial covenants: • limits the LTV Ratio to 50% at any time; • requires maintenance of a minimum liquidity balance of no less than $20.0 million at all times during the first two years; and • requires maintenance of a Fixed Charge Coverage Ratio of not less than 1.05:1 after the 2-year anniversary of the effective date of the Amended Credit Agreement; Interests Paid and Fair Value of Outstanding Debt For the period from January 1, 2021 through October 14, 2021 and the years ended December 31, 2020 and 2019, Triple T paid $14.4 million, $18.2 million and $27.1 million, respectively, of interest on its borrowings under the Amended Credit Agreement. As of October 14, 2021, the fair value of Triple T’s outstanding debt approximated its book value. The fair value was estimated based on discounted cash flow analysis using the current market borrowing rates for similar types of borrowing arrangements as of the measurement dates. 6. Interest Rate Swaps Triple T uses interest rate swaps to mitigate its exposure to changing interest rates on its variable rate debt instruments. On December 20, 2018, Triple T entered into four interest rate swaps with CoBank, which became effective January 17, 2019, with terms below: Interest Rate Swap Effective Date Maturity Date Pay Rate Receive Rate Notional Amount Swap 1 - Term Loan 1/17/2019 1/17/2021 2.6330% one-month LIBOR $ 216,000,000 Swap 2 - Term Loan 1/17/2019 1/17/2022 2.6000% one-month LIBOR 108,000,000 Swap 3 - Term Loan 1/17/2019 1/17/2023 2.5875% one-month LIBOR 108,000,000 Swap 4 - Term Loan 1/17/2019 1/17/2024 2.5885% one-month LIBOR 108,000,000 Total $ 540,000,000 Swap 1 – Term Loan matured on January 17, 2021. As of October 14, 2021, Triple T had effectively fixed the interest rate on $324.0 million of its $631.0 million variable rate debt at 5.2% using interest rate swaps. All four interest rate swaps qualified for hedge accounting treatment while outstanding during the periods presented. 19 Fair Value and Cash Paid for Interest Under Interest Rate Swaps The following table presents information about Triple T’s interest rate swaps measured at fair value as of October 14, 2021 and December 31, 2020: Estimated Fair Value as Instrument Type Balance Sheet Classification October 14, 2021 December 31, 2020 Derivatives designated as hedging instruments: Interest rate swaps Other liabilities $ (9,708,442) $ (16,634,952) For the period from January 1, 2021 through October 14, 2021, Triple T recognized a change in fair value of its interest rate swaps of $6.9 million as other comprehensive income. For the years ended December 31, 2020 and 2019, Triple T recognized a change in fair value of its interest rate swaps of $3.9 million and $9.9 million, respectively, as other comprehensive loss. There was no hedge ineffectiveness on the interest rate swaps required to be recognized in current earnings. For the period from January 1, 2021 through October 14, 2021 and the years ended December 31, 2020 and 2019, Triple T paid $6.1 million, $11.5 million and $2.1 million, respectively, of interest on its interest rate swaps. As of October 14, 2021, Triple T estimated that $5.9 million will be reclassified from accumulated other comprehensive loss to interest expense over the next 12 months. 7. Commitments and Contingencies Sawtimber Supply Agreement In connection with its acquisition of the Triple T Timberlands, Triple T assumed a sawtimber supply agreement with GP. The sawtimber supply agreement provides that GP will purchase specified tonnage of timber at specified prices per ton, depending upon the type of timber product. From the period of inception until June 30, 2020, the prices for the timber purchased pursuant to the sawtimber supply agreement were determined quarterly based on GP’s actual weighted-average delivered price, as calculated and defined per the agreement. On June 24, 2020, Triple T entered into an amended sawtimber supply agreement, or the Amended Sawtimber Supply Agreement, with GP in which pricing would be negotiated annually with quarterly price adjustments based on a pricing index published by TimberMart-South. The pricing mechanism became effective on July 1, 2020. The Amended Sawtimber Supply Agreement is effective through December 31, 2031, subject to extension and early termination provisions. GP can terminate the agreement prior to the expiration of the term if there is an occurrence of a change event, which means the closing of a mill or operating line within the mill, a sale of the mill, or a material decrease of GP’s requirements for sawtimber occurs due to change in manufacturing process. In addition, the agreement provides for adjustments to both parties' obligations in the event of a force majeure, which is defined to include, among other things, lightning, fires, storms, floods, infestation and other acts of God or nature. Pulpwood Supply Agreement In connection with its acquisition of the Triple T Timberlands, Triple T assumed a pulpwood supply agreement. The pulpwood supply agreement provides that the customer will purchase specified tonnage of timber from Triple T at specified prices per ton, depending upon the type of timber product. The prices for the timber purchased pursuant to the pulpwood supply agreement is based on an index published by TimberMart-South. The term of the pulpwood supply agreement is effective through October 30, 2027, subject to extension and early termination provisions. The customer can terminate the pulpwood supply agreement prior to the expiration of the term if there is an occurrence of a change event, which means the closing of a mill or operating line within the mill, a sale of the mill, or a material decrease of the customer’s requirements for pulpwood occurs due to change in manufacturing process. In addition, the pulpwood supply agreement provides for adjustments to both parties' obligations in the event of a force majeure, which is defined to include, among other things, lightning, fires, storms, floods, infestation and other acts of God or nature. 20 Asset Management Agreement Through October 14, 2021, pursuant to the terms of the asset management agreement between Triple T and an indirect subsidiary of CatchMark (the “Asset Management Agreement”), CatchMark oversaw the day-to-day operations of the joint venture and its properties, including accounting, reporting and other administrative services, subject to certain major decisions that require partner approval. From the period of inception through June 23, 2020, CatchMark received a fee equal to 1% per annum of the Acquisition Price multiplied by 78.4%, which represents the original percentage of the total partnership contributions made to Triple T by the Preferred Investors. On June 24, 2020, the Asset Management Agreement was amended (“Amended Asset Management Agreement”) in conjunction with amendments to both the LPA and the sawtimber supply agreement. Pursuant to terms of the Amended Asset Management Agreement, CatchMark received a fee equal to 1% per annum of $1.524 billion multiplied by 78.4%, which represents the original percentage of the total partnership contributions made to Triple T by the Preferred Investors. In the event the Preferred Investors had not received a return of their capital contributions plus their preferred return, then the percentage was to decrease from 1% to 0.75% at October 1, 2021, and to 0.25% at July 1, 2022. However, the Asset Management Agreement was terminated on October 14, 2021 and was replaced by a transition services agreement (“TSA”), effective September 1, 2021 through March 2022, under which CatchMark provides transition services to Triple T in exchange for a service fee of $5.0 million, which will be recognized by Triple T as asset management fee expense over the term of the TSA. Timberland Operating Agreement Pursuant to the terms of the timberland operating agreement between Triple T and Forest Resource Consultants, Inc. (the "FRC Timberland Operating Agreement"), Forest Resource Consultants, Inc. (“FRC”) manages and operates Triple T’s timberlands and related timber operations, including ensuring delivery of timber to its customers under the sawtimber and pulpwood supply agreements. In consideration for rendering the services described in the timberland operating agreement, Triple T pays FRC (i) a monthly management fee based on the actual acreage FRC manages, which is payable monthly in advance, and (ii) an incentive fee based on timber harvest revenues generated by the timberlands, which is payable quarterly in arrears. As of October 14, 2021, the FRC Timberland Operating Agreement was effective through June 30, 2022 and automatically extended for one-year periods unless written notice is provided by Triple T or FRC to the other party at least 180 days prior to the current expiration. The FRC Timberland Operating Agreement may be terminated by either party with mutual consent or by Triple T with or without cause upon providing 180 days’ prior written notice. 8. Litigation From time to time, Triple T may be a party to legal proceedings, claims, and administrative proceedings that arise in the ordinary course of its business. Management makes assumptions and estimates concerning the likelihood and amount of any reasonably possible loss relating to these matters using the latest information available. Triple T records a liability for litigation if an unfavorable outcome is probable and the amount of loss or range of loss can be reasonably estimated. If an unfavorable outcome is probable and a reasonable estimate of the loss is a range, Triple T accrues the best estimate within the range. If no amount within the range is a better estimate than any other amount, Triple T accrues the minimum amount within the range. If an unfavorable outcome is probable but the amount of the loss cannot be reasonably estimated, Triple T discloses the nature of the litigation and indicates that an estimate of the loss or range of loss cannot be made. If an unfavorable outcome is reasonably possible and the estimated loss is material, Triple T discloses the nature and estimate of the possible loss of the litigation. Triple T does not disclose information with respect to litigation where an unfavorable outcome is considered to be remote. Triple T is not currently involved in any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on the results of operations or financial condition of Triple T. 9. Other Revenues Recreational leases Triple T leases certain access rights to individuals and companies for recreational purposes. These operating leases generally have terms of one year with certain provisions to extend the lease agreements for another one-year term. Triple T retains substantially all of the risks and benefits of ownership of the timberland properties leased to tenants, and thus, the leases are accounted for under ASC 606. As of October 14, 2021, approximately 0.8 million acres, or 99.9%, of Triple T’s timberland available for hunting and recreational uses had been leased to tenants under operating leases that expire in June 2022. Under the terms of the recreational leases, tenants are required to pay the entire rent upon execution of the lease agreement. Such rental receipts are recorded as other liabilities until earned over the terms of the respective recreational leases and recognized as other revenue. As of October 14, 2021 and December 31, 2020, approximately $4.7 million and $4.6 million of such rental receipts was recorded as other liabilities in the accompanying consolidated balance sheets, respectively. For the period from January 1, 2021 through October 14, 2021 and the years ended December 31, 2020 and 2019, Triple T has recognized other revenues related to recreational leases of $7.2 million, $9.3 million and $9.4 million, respectively.

Surface Use Revenue

Surface use revenue is derived from the granting of the right to access Triple T's timberlands through a surface use agreement. Triple T retains substantially all of the risks and benefits of ownership of the timberland properties under a surface use agreement, and thus, the surface use revenues are accounted for under ASC 606. For the period from January 1, 2021 through October 14, 2021 and the years ended December 31, 2020 and 2019, Triple T has recognized other revenues related to surface use revenue of $1.1 million, $5.6 million and $5.3 million, respectively.

10. Income Taxes

Triple T itself is not subject to income taxes. Instead, Triple T's partners are taxed on their share of the partnership's taxable income, whether or not cash distributions are paid. Triple T's subsidiary, CP REIT, is generally not subject to federal income tax on taxable income it distributes to stockholders due to its election to be taxed as a REIT. Triple T's other subsidiary, CP Realty 1, however, is subject to federal income taxes. Both CP REIT and CP Realty 1 are subject to an annual Texas Franchise tax. This tax is reported and paid on a combined basis via a single tax filing according to the requirements of the state of Texas.

Interest expense at CP Realty 1 was not limited under IRC Section 163(j), as added by the Tax Cuts and Jobs Act, for the year ended December 31, 2019. For the year ended December 31, 2020, 100% of CP Realty 1's interest expense of $2.6 million was limited under IRC Section 163(j) and will be carried over and available for deduction, as permitted under IRC Section 163(j), in future years. For the period from January 1, 2021 through October 14, 2021, 100% of CP Realty 1's interest expense of $2.3 million was limited under IRC Section 163(j) and will be carried over and available for deduction, as permitted under IRC Section 163(j), in future years.

CP Realty 1 records deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income tax assets and liabilities are recorded based on the differences between the financial reporting and income tax bases of assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. CP Realty 1 has concluded that it is more likely than not that its deferred tax assets will not be realizable and thus a full valuation allowance has been recorded as of October 14, 2021 and December 31, 2020. This conclusion is based on anticipated future taxable income and the expected future reversals of existing taxable temporary differences. CP Realty 1 will continue to reassess the need for a valuation allowance during each future reporting period.

Components of the deferred tax assets and liabilities as of October 14, 2021 and December 31, 2020 were attributable to the operations of CP Realty 1 only and were as follows:

	As of	
	October 14, 2021	December 31, 2020
Deferred tax assets:		
Net operating loss carryforward	$ 6,385,470	$ 4,776,133
Timber asset basis	7,848,758	8,396,335
163(j) interest expense limitation	1,145,810	566,218
Other	391,364	608,835
Total gross deferred tax asset	15,771,402	14,347,521
Valuation allowance	(13,723,098)	(12,247,262)
Total net deferred tax asset	2,048,304	2,100,259
Deferred tax liability:		
Timber depletion	2,048,304	2,100,259
Total gross deferred tax liability	2,048,304	2,100,259
Deferred tax asset, net	$ —	$ —

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Income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal rate primarily due to the effect of state income taxes and valuation allowances (net of federal benefit). A reconciliation of the federal statutory income tax rate to CP Realty 1's effective tax rate for the period from January 1, 2021 through October 14, 2021 and the years ended December 31, 2020 and 2019:

	2021	2020	2019
Federal statutory income tax rate	21.0%	21.0%	21.0%
State income taxes, net of federal benefit	(9.4)	(1.1)	1.7
Write-off of intangible contract liability	-	(353.2)	-
Other temporary differences	(1.1)	139.6	(138.1)
Other permanent differences	-	-	(5.7)
Valuation allowance	(22.0)	193.2	123.2
Effective tax rate [(1)]	(11.5)%	(0.5)%	2.1%

(1) Approximately $694,000, $120,000 and $120,000 of Texas franchise tax expense is included in general and administrative expenses in the statements of operations for the period from January 1, 2021 through October 14, 2021 and for the years ended December 31, 2020 and 2019, respectively.

As of October 14, 2021 and December 31, 2020, the tax basis carrying value of Triple T's total timber assets was $954.0 million and $1.34 billion, respectively.

11. Subsequent Events

The accompanying consolidated financial statements were prepared for purposes of CatchMark's reporting requirements of its significant equity method investees under Rule 3-09 of Regulation S-X. Triple T has evaluated events through October 14, 2021, the date of the CatchMark Redemption and as of the date of the accompanying consolidated financial statements. The consolidated financial statements do not reflect the CatchMark Redemption, which resulted in Triple T no longer being a significant equity method investee of CatchMark under Rule 1-02(w) of Regulation S-X.

On October 14, 2014, pursuant to the Recapitalization and Redemption Agreement, the General Partner's general partnership interests and the Common Partner's common partnership interests were redeemed for $35.0 million in cash. In addition, on October 14, 2021, certain of the Preferred Investors interests in Triple T were redeemed by Triple T and certain interests of the other Preferred Investors in Triple T were recapitalized and converted to common partnership interests. For purposes of the consolidated financial statements, Triple T is not aware of any significant events that have occurred subsequent to the balance sheet date, but prior to the preparation of this report that would require adjustment to, or disclosure in, the accompanying consolidated financial statements.

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